Exhibit 10.1

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York 10036

October 1, 2010

Microsemi Corporation

2381 Morse Avenue

Irvine, CA 92614

Attention: John Hohener, Chief Financial Officer

Commitment Letter

$425,000,000 Senior Secured Credit Facilities

Ladies and Gentlemen:

Microsemi Corporation (“you” or the “Borrower”), a Delaware corporation, has advised Morgan Stanley Senior Funding, Inc. (“MSSF”, “we”, “us” or the “Commitment Party”) that you intend to form a wholly-owned subsidiary (“MergerSub”) to acquire 100% of the outstanding capital stock of Actel Corporation (the “Target”) pursuant to a tender offer (the “Tender Offer”) followed by a merger (the “Merger” and, together with the Tender Offer, the “Acquisition”), in each case pursuant to that certain Agreement and Plan of Merger dated as of October 2, 2010 (the “Acquisition Agreement”) among you, MergerSub and the Target. After giving effect to the Acquisition, Target will become a wholly-owned subsidiary of the Borrower. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total funding required to effect the Acquisition, to repay existing indebtedness of the Borrower and the Target, if any, including any indebtedness under the Borrower’s existing credit facility (the “Refinancing”), and to pay the fees and expenses incurred in connection therewith shall not exceed $495,000,000 and shall be provided solely from:

(a) the incurrence by the Borrower of senior secured first lien credit facilities consisting of (i) a term A loan facility in the aggregate principal amount of $125,000,000 (the “Tranche A Facility”), (ii) a term B loan facility in the amount of $250,000,000 (the “Tranche B Facility”, and together with the Tranche A Facility, the “Term Facilities”) and (iii) a revolving credit facility in the amount of $50,000,000 (the “Revolving Facility” and, together with the Tranche A Facility and the Tranche B Facility, the “Facilities”), of which the Revolving Facility may be drawn on the Closing Date (as defined below) to finance, in part, the Acquisition, in each case, as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bank Term Sheet”); and

(b) cash on hand at the Borrower, the Target and their respective subsidiaries.

The Acquisition, the entering into of this Commitment Letter (as defined below), the entering into of the Facilities and the initial borrowings thereunder on the Closing Date, the Refinancing and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.” No other financing will be required for the Transactions.

1. Commitments. The Commitment Party is pleased to commit to provide 100% of the Facilities, on the terms and subject solely to the conditions set forth herein and in the Bank Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet”) (together with the Bank Term Sheet, the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”). It is agreed that MSSF shall act as sole and exclusive lead arranger, book-runner and syndication agent for each of the Facilities (in such capacity, the “Lead Arranger”) and as administrative agent for the Facilities (in such capacity, the “Administrative Agent”). It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in any of the Facilities, in each case unless you and we so agree. Notwithstanding the Lead Arranger’s right to syndicate each of the Facilities as provided below and receive commitments with respect thereto, the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the funding under the Term Facilities.

You agree that the closing date of the Tender Offer, including the concurrent closing of the Term Facilities (the “Closing Date”), shall be a date mutually agreed upon between you and us (our consent thereto not to be unreasonably withheld or delayed), but in any event shall not occur until all of the Specified Conditions (as defined below) have been satisfied or waived. While the conditions to the commitments hereunder are limited to the Specified Conditions (as defined below), the terms of the Facilities are not limited to those set forth in this Commitment Letter. Other terms of the Facilities that are not covered or made clear in this Commitment Letter shall not be inconsistent with this Commitment Letter and are subject to mutual agreement of the parties. The commitment and other obligations of the Commitment Party hereunder are subject solely to the satisfaction of the following conditions:

(a) the negotiation, execution and delivery of definitive loan documentation for the Facilities, including without limitation credit agreements, security agreements, guaranties and other documentation (the “Financing Documentation”), in customary form and substance, reflecting the terms and conditions set forth in the Commitment Letter and other terms not inconsistent therewith that are mutually agreed by the parties;

(b) the absence of any event, occurrence, condition, circumstance, development, state of facts, change, or effect since July 4, 2010 that is materially adverse to the business, financial condition, assets, properties, liabilities or results of operations of the Target and its subsidiaries, taken as a whole (collectively, a “Material Adverse Effect”); provided, that after the date of the Acquisition Agreement none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in the industry in which the Target or its subsidiaries operates; (ii) changes in the general economic, political or business conditions within the U.S. or other jurisdictions in which the Target has operations; (iii) general changes in the economy or the financial, credit or securities markets (including in interest rates, exchange rates, stock, bond and/or debt prices or terms) of the United States or any other region outside of the United States; (iv) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or

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acts of terrorism, war, sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (v) any change in GAAP or any change in Laws (as defined in the Acquisition Agreement) applicable to the operation of the business of the Target and its subsidiaries; (vi) any Effect (as defined in the Acquisition Agreement), including loss of customers or employees of the Target and its subsidiaries, resulting from the announcement or pendency of the Transactions (as defined in the Acquisition Agreement); (vii) any decline in the market price, or change in trading volume, of the capital stock of the Target, or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure may be considered in determining whether there was a Material Adverse Effect; or (viii) any actions taken, or failure to take any action, in each case, to which Parent (as defined in the Acquisition Agreement) or Purchaser (as defined in the Acquisition Agreement) has expressly approved, consented or requested or that is required or prohibited by this Acquisition Agreement; provided that an Effect described in any of clauses (i)-(iii) and (v) may be taken into account to the extent the Target and its subsidiaries are disproportionately affected thereby relative to other peers of the Target and its subsidiaries in the same industries in which the Target and its subsidiaries operate;

(c) the Closing Date shall not occur less than 15 calendar days after the delivery to the Lead Arranger of the final confidential information memorandum referred to therein (such 15-calendar day period, the “Marketing Period”); provided that the entirety of the Marketing Period must occur (i) before November 22, 2010, (ii) after November 27, 2010 but before December 24, 2010 or (iii) after January 3, 2011; and

(d) (i) on the Closing Date, satisfaction of the other conditions precedent set forth in the Conditions Term Sheet, and (ii) on each other funding date thereafter, satisfaction of the other conditions set forth in the Commitment Letter (such conditions, together with the conditions precedent set forth in the foregoing paragraphs (a) through (c) being referred to in this Commitment Letter as the “Specified Conditions”), it being understood that upon satisfaction or waiver of the Specified Conditions, the full amount of the Facilities shall be available in a single borrowing on the Closing Date to finance the Acquisition and the other Transactions, as applicable, and to pay fees and expenses incurred in connection with the Transactions.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Target and its respective subsidiaries and affiliates in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach or inaccuracy of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the Specified Conditions are satisfied, it being understood that (w) other than with respect to any UCC Filing Collateral and Stock Certificates (each as defined below), to the extent any Collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Term Facilities or the Revolving Facility on the Closing Date, but may instead be required to be delivered after the Closing Date, pursuant to arrangements and timing to

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be mutually agreed by the parties hereto acting reasonably, (x) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the collateral agent and to irrevocably authorize, and to cause the applicable guarantors to irrevocably authorize, the collateral agent to file necessary UCC financing statements, (y) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to use commercially reasonable efforts to deliver to the collateral agent Stock Certificates together with undated stock powers in blank and (z) except as expressly set forth in the preceding clause (i) or (ii), nothing herein shall be construed to limit the applicability of the Specified Conditions. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and its subsidiaries (including the Target and its subsidiaries) to be included in the Financing Documentation, consistent with the Bank Term Sheet, relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents, law or material contracts, solvency (as to the Borrower and its subsidiaries on a consolidated basis), Federal Reserve margin regulations, Investment Company Act, Patriot Act, status of the Facilities as senior debt and validity, priority and perfection of security interests (subject to the limits set forth in the preceding sentence), (2) “UCC Filing Collateral” means Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement and (3) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Borrower’s domestic material subsidiaries required as Collateral pursuant to the Term Sheets for which a security interest can be perfected by delivering such stock certificates, excluding the capital stock of the Target and its subsidiaries until such date as the Borrower owns 100% of such capital stock. The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.”

2. Syndication. The Lead Arranger reserves the right, prior to or after execution of the Financing Documentation for the Facilities, to syndicate all or part of the Commitment Party’s commitment for such Facility to one or more financial institutions or institutional lenders in consultation with you. Notwithstanding the Lead Arranger’s right to syndicate each Facility and receive commitments with respect thereto, the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the funding of the Term Facilities. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Party agrees that neither commencement nor completion of such syndication is a condition to its commitments hereunder.

The Lead Arranger intends to commence syndication efforts promptly after the execution of this Commitment Letter by you and will deliver an initial draft of a confidential information memorandum for the Facilities not later than October 5, 2010. You agree to actively assist the Lead Arranger in achieving a syndication in respect of each Facility that is reasonably satisfactory to the Lead Arranger. The Lead Arranger intends such syndication to be accomplished by a variety of means, including direct contact during the syndication for a Facility between senior management and advisors of the Borrower and the proposed syndicate members for such Facility (collectively, the “Lenders”). The Lead Arranger will exclusively manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arranger pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of each Facility among the Lenders.

To assist the Commitment Party in its syndication efforts, you will (until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) or (ii) 60 days after the Closing Date):

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(a) provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Target and its respective subsidiaries and advisors to provide, the Lead Arranger and the other syndicate members upon request with all information reasonably requested by the Lead Arranger on behalf or at the direction of any syndicate member, including but not limited to the Projections (as defined below);

(b) assist in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger, to be used in connection with the syndication of each Facility;

(c) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending and banking relationships;

(d) use commercially reasonable efforts to obtain corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for each Facility, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);

(e) otherwise assist the Lead Arranger in its syndication efforts, including by making available your officers, representatives and advisors and using your commercially reasonable efforts to make available the Target’s appropriate officers, representatives and advisors to attend and assist in making presentations regarding the business and prospects of the Borrower and the Target at one or more meetings of Lenders at times mutually agreed upon; and

(f) prior to and until the earlier of the date (i) that a Successful Syndication (as defined in the Fee Letter) of each of the Facilities has been achieved and (ii) 60 days after the Closing Date, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower and its subsidiaries (and you shall use commercially reasonable efforts to ensure that there are no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Target and its subsidiaries) being announced, offered, placed or arranged, including renewals or refinancing of any existing debt (other than in the ordinary course of business of the Target and its subsidiaries and as permitted under the Acquisition Agreement) (it being understood that this condition shall survive until the earlier of 60 days after the Closing Date or a Successful Syndication (as defined in the Fee Letter) of each of the Facilities has been achieved).

3. Information. You represent and warrant (which representation and warranty with respect to the Information and Projections relating to the Target, its subsidiaries and their business is made to the best of your knowledge) that (a) all written information (other than the Projections referred to below) that has been or will hereafter be made available by you or by any of your agents or representatives in connection with the Transactions (the “Information”) to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the

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statements contained therein not misleading in the light of the circumstances under which such statements are made after giving effect to any supplements thereto and (b) all financial projections (the “Projections”) that have been or will be made available to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Commitment Party or any of its affiliates, or to any Lender or any potential Lender in connection with the Transactions (it being understood by the Commitment Party and the Lenders that such Projections are not to be viewed as facts and are subject to significant uncertainties and are not a guarantee of financial performance and that actual results may differ significantly from such Projections, and that no assurance can be given that the projected results will be realized). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information relating to the Target and its subsidiaries) in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or, in the case of the Target, use commercially reasonable efforts to cause the Target to supplement) the Information or Projections, as the case may be, so that such representations will be correct (to the best of your knowledge, with respect to Information relating to the Target and its subsidiaries) at such time. You also agree to promptly advise the Lead Arranger, the Commitment Party and the Lenders of all developments materially affecting you, any of your subsidiaries or affiliates or the Transactions, and, to the best of your knowledge, any developments materially affecting the Target and its subsidiaries. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections furnished by you without responsibility for the independent verification thereof.

You acknowledge that the Lead Arranger may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). The parties hereto agree that you will assist, at the request of the Lead Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of each Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” The parties hereto further agree that each document to be disseminated by the Lead Arranger to any Lender or potential Lender in connection with the syndication of such Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and comply with U.S. Securities and Exchange Commission disclosure obligations): (i) drafts and final definitive documentation with respect to each Facility; (ii) administrative materials prepared by the Lead Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of such Facility.

4. Costs, Expenses and Fees. You agree to pay or reimburse the Lead Arranger, the Administrative Agent and the Commitment Party for all reasonable, documented out-of-pocket costs and expenses incurred by the Lead Arranger, the Administrative Agent and the Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Financing

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Documentation and any security arrangements in connection therewith, including without limitation, the fees and disbursements of counsel (except the allocated costs of in-house counsel), in each case, regardless of whether any of the Transactions is consummated. You further agree to pay all documented out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Commitment Party and its affiliates (including, without limitation, fees and disbursements of counsel, except the allocated costs of in-house counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

5. Indemnity. You agree to indemnify and hold harmless each of the Lead Arranger and the Administrative Agent and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of proceeds thereof or the Transactions (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable, documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person; provided further, that the foregoing indemnity will not apply to any Indemnified Person in the event of any settlement entered into by such Indemnified Person without your prior written consent (such consent thereto not to be unreasonably withheld or delayed). In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) neither you nor any Indemnified Person or any of your or their respective affiliates, directors, officers, employers, advisors or agents shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions contemplated hereby. It is further agreed that the Commitment Party shall have liability only to you (as opposed to any other person).

You will not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder by such Indemnified Person unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject of such Proceeding and (ii) does not include any statement as to, or any admission of, fault, culpability, or a failure to act by or on behalf of any Indemnified Person.

6. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto and the

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Indemnified Persons. This Commitment Letter is delivered to you with the understanding that you will not disclose, directly or indirectly, the Fee Letter or its contents or, prior to your acceptance hereof, this Commitment Letter or its contents, to any other person or entity except that you may disclose (a) this Commitment Letter and Fee Letter and the contents hereof and thereof (i) to your directors, officers, employees, attorneys, accountants and advisors and the directors, officers, employees, attorneys, accountants and advisors of the Target, in each case on a “need to know” basis and only in connection with the evaluation of the Transactions; provided that only a redacted version of the Fee Letter and the contents thereof (redacted in a manner reasonably satisfactory to the Lead Arranger) may be disclosed to directors, officers, employees, attorneys, accountants and advisors of the Target; and (ii) to the extent such disclosure is required by applicable law or compulsory legal process; and (b) this Commitment Letter and the contents hereof (but not the Fee Letter nor the contents thereof) in any prospectus or other offering memorandum relating to the Facilities, to any rating agencies and in any proxy relating to the Transactions.

7. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Party and each other Lender.

8. Governing Law etc. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER IS HEREBY WAIVED. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of the Lead Arranger or Administrative Agent or the Commitment Party to serve legal process in any other manner permitted by law.

9. Other Activities; No Fiduciary Relationship; Other Terms.

As you know, Morgan Stanley is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account

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and for the accounts of their customers and may at any time hold long and short positions in such securities. Morgan Stanley or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates may have economic interests that conflict with those of you or the Target and may provide financing or other services to parties whose interests conflict with yours. You agree that the Lead Arranger, the Administrative Agent and the Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary, agency or similar relationship or fiduciary or other implied duty between the Lead Arranger, the Administrative Agent, the Commitment Party or their respective management, stockholders or affiliates on the one hand and you, the Target or your or their management, stockholders or affiliates on the other hand. You and your subsidiaries acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arranger, the Administrative Agent and the Commitment Party, on the one hand and you on the other hand (ii) in connection therewith and with the process leading to such transaction the Commitment Party is acting solely as a principal and not as a fiduciary of you, your management, stockholders, creditors or any other person, (iii) none of the Lead Arranger, the Administrative Agent or the Commitment Party has assumed (nor will you or your subsidiaries claim that the Lead Arranger, the Administrative Agent or the Commitment Party has assumed) an advisory or fiduciary responsibility in favor of you or your subsidiaries with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates had advised or is currently advising you on other matters) or any other obligation to you or your subsidiaries, except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deem appropriate.

You further acknowledge and agree that you and your subsidiaries are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates do not provide accounting, tax or legal advice.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that the Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates; provided that the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the funding of the Term Facilities. You acknowledge that the Commitment Party may share with any of its affiliates, and such affiliates may share with the Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions. We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

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10. Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on October 2, 2010 (such date, the “Signing Date”) (it being agreed and acknowledged that within three (3) days of the Signing Date, the Borrower shall have the right to reallocate the entire amount of the Tranche A Facility to the Tranche B Facility on the same terms and pricing as the Tranche B Facility). After the Signing Date, the commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless the Commitment Party shall in its discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Tender Offer and the funding of the Term Facilities; (ii) March 1, 2011 (such date, the “Termination Date”), whether or not the Closing Date has occurred by such date; and (iii) the date of termination or abandonment of the Acquisition Agreement.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Party with respect to the Facilities and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by the Commitment Party or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Section 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs; provided that your obligations under this Commitment Letter, other than the provisions in Sections 2, 3 and 6, shall automatically be superseded by the Financing Documentation upon the Closing Date. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent (which consent shall not be unreasonably withheld or delayed), and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

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10

We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/S/ ANDREW S. EARLS
Name: Andrew S. Earls
Title: Authorized Signatory

SIGNATURE PAGE TO COMMITMENT LETTER

Agreed to and accepted as of

the date first written above:

MICROSEMI CORPORATION

By:	/S/ JAMES J. PETERSON
Name: James J. Peterson
Title: President and Chief Executive Officer

SIGNATURE PAGE TO COMMITMENT LETTER

EXHIBIT A

$425,000,000 SENIOR SECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS1

Borrower:	Microsemi Corporation, a Delaware corporation (the “Borrower”). Following consummation of the Acquisition, the Borrower will own all of the outstanding capital stock and assets of the Target.

Sole Lead Arranger;
Sole Book Runner:	Morgan Stanley Senior Funding, Inc. (“MSSF” or the “Lead Arranger”).

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (the “Administrative Agent”).

Collateral Agent:	Morgan Stanley & Co. Incorporated (the “Collateral Agent”).

Lenders:	MSSF and a syndicate of financial institutions and institutional lenders arranged by the Lead Arranger in consultation with the Borrower.

Guarantors:	All obligations under the Facilities and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, any Lender or any affiliates of the foregoing shall be fully and unconditionally guaranteed by each of the Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries whose assets or revenues exceed 5% of the consolidated assets or revenues, as the case may be, of the Borrower (it being understood that other domestic subsidiaries shall be required to enter into such guaranty to the extent the excluded domestic subsidiaries would represent more than 15% of the consolidated assets or revenues, as the case may be, of the Borrower) (collectively, the “Guarantors”), subject to other exceptions to be agreed upon including exceptions for any guarantee which (x) the parties shall reasonably determine that the costs of obtaining such guarantee are excessive in relation to the value of the guarantee or (y) would violate any applicable law or, with respect to any particular subsidiary, a contract governing such subsidiary at the time such subsidiary is acquired; provided that Guarantors shall not

[1]	Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

include the Target or any of its subsidiaries until 100% of Target’s stock is owned by Borrower.

Facilities:	(A) A tranche A term loan facility (the “Tranche A Facility”) in an aggregate principal amount of $125,000,000.

(B) A tranche B term loan facility (the “Tranche B Facility” and, together with the Tranche A Facility, the “Term Facilities”) in an aggregate principal amount of $250,000,000.

(C) A revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the “Facilities”) in an aggregate principal amount of $50,000,000, of which (i) an amount of up to $25,000,000 will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) an amount of up to $12,500,000 will be available as a swingline sub-facility (the “Swingline Facility”).

Letters of Credit issued under the Revolving Facility will be issued by one or more Lenders or their affiliates acceptable to the Borrower and the Lead Arranger (the “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (i) twelve months after the original date of issuance (subject to customary provision for automatic renewal) and (ii) the fifth business day prior to the Revolving Maturity Date (as defined below).

Drawings in respect of any Letter of Credit shall be reimbursed by the Borrower on the same business day. To the extent the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank on a pro rata basis in accordance with their respective commitments under the Revolving Facility. The issuance of all Letters of Credit shall be subject to the customary procedures of the Issuing Bank.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Maturity and Amortization:	Tranche A Facility: The Tranche A Facility shall mature on the fifth anniversary of the Closing Date (the “Tranche A Maturity Date”).

The loans under the Tranche A Facility (the “Tranche A Loans”) will amortize in equal quarterly installments in annual amounts equal to the amounts set forth below:

Tranche A Facility
Year 1	5%
Year 2	5%
Year 3	5%
Year 4	10%
Year 5	75%

Tranche B Facility:	The Tranche B Facility shall mature on the seventh anniversary of the Closing Date (the “Tranche B Maturity Date”). The loans under the Tranche B Facility (the “Tranche B Loans” and together with the Tranche A Loans, the “Term Loans”) shall amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Tranche B Facility, with the final installment payable on the Tranche B Maturity Date.

Revolving Facility: The Revolving Facility shall mature on the fifth anniversary of the Closing Date (the “Revolving Maturity Date”). There shall be no amortization in respect of loans under the Revolving Facility (the “Revolving Loans”; each of the Terms Loans and the Revolving Loans, a “Loan” and collectively, the “Loans”).

Purpose and Availability:	Tranche A Facility: Upon satisfaction or waiver of the Specified Conditions, the full amount of the Tranche A Facility shall be available in a single borrowing on the Closing Date to finance the Acquisition and the other Transactions, as applicable, and to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Tranche A Loans may be reborrowed.

Tranche B Facility: Upon satisfaction or waiver of the Specified Conditions, the full amount of the Tranche B Facility shall be available in a single borrowing on the Closing Date to finance the Acquisition and the other Transactions, as applicable, and to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Tranche B Loans may be reborrowed.

Revolving Facility: Upon satisfaction or waiver of the Specified Conditions, up to the full amount of the Revolving Facility shall be available in a single borrowing on the Closing Date to finance the Acquisition and the other Transactions, as applicable, and to pay fees and expenses incurred in connection with the Transactions; provided that, any Revolving Loans borrowed on the Closing Date for the purpose of financing the Acquisition must be promptly repaid following the closing date of the Merger (the “Merger Closing Date”). In addition, upon satisfaction or waiver of the conditions precedent to drawing specified in the Commitment Letter and the Term Sheets, the Revolving Loans shall be available on or after the Closing Date for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes. Revolving Loans may be borrowed, repaid and reborrowed.

Security:	The Facilities and all interest rate protection and other hedging arrangements entered into with the Administrative Agent, any Lender, or any affiliates of the foregoing and any Lender (or any affiliate thereof) with any cash management obligations with the Borrower or any Guarantor will be secured by a valid and perfected first priority lien and security interest (subject to customary and other agreed exceptions) in all of the following, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”):

(a)     All equity interests of (or other ownership interests in) each of the Guarantors and each of the Borrower’s direct and indirect foreign subsidiaries whose assets or revenues exceed 5% of the consolidated assets or revenues, as the case may be, of the Borrower (it being understood that the equity interests of other foreign subsidiaries shall be required to be pledged to the extent the excluded foreign subsidiaries would represent more than 15% of the consolidated assets or revenues, as the case may be, of the Borrower), except, in the case of any foreign subsidiary, such pledge would be limited to 65% of the voting equity and 100% of the non-voting equity of first-tier foreign subsidiaries;

(b)     All present and future tangible and intangible assets of the Borrower and the Guarantors, including but not limited to, all intercompany debt, machinery and equipment, inventory and other goods, accounts receivable, material owned real property, fixtures, deposit accounts, general intangibles, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property and cash, wherever located; and

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

All the above-described pledges, security interests and mortgages shall be created on customary terms and pursuant to customary documentation, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary and other exceptions to be agreed upon. Assets may be excluded from the Collateral in circumstances to be agreed and in circumstances where the Lead Arranger and the Administrative Agent determine that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby. The Borrower will have ninety (90) days after the Closing Date and the Merger Closing Date (with respect to the Target and its subsidiaries) to enter into account control agreements, pledge agreements with respect to pledges of any required foreign subsidiaries and intellectual property security agreements and related federal filings.

Agreed exceptions shall include, without limitation of any other exceptions as may be agreed, (a) motor vehicles and other assets subject to certificates of title, (b) pledges and security interests prohibited by law, (c) equity interests in any person (other than wholly owned subsidiaries or a subsidiary controlled by the Borrower or any wholly owned subsidiary) to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents, (d) any intellectual property, lease, license, or other agreement to the extent that a grant of a security interest therein would violate or invalidate such intellectual property, lease, license, or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (e) leasehold interests in real property and (f) fee interests in real property with a value of less than $10,000,000. For the avoidance of doubt, no pledge on any stock, or lien on any assets, of Target or any of its subsidiaries shall be granted until 100% of the Target’s stock is owned by Borrower. There shall be no lockbox arrangements relating to the Borrower’s and its subsidiaries’ bank accounts or securities accounts, no collateral access agreements, bailee waivers or similar agreements relating to assets of the Borrower and its subsidiaries which are not stored on owned premises and no foreign filings with respect to any intellectual property.

It is understood and agreed that after giving effect to the consummation of the Merger but subject to the terms of the Certain

Funds Conditions, the Borrower shall concurrently take or have taken all actions necessary to cause the Target and each of its domestic subsidiaries that will be Guarantors to enter into the necessary Financing Documentation required to be entered into upon the consummation of the Merger, including without limitation, causing the shares of the Target and its domestic subsidiaries that are Guarantors to become part of the Collateral as required thereby (to the extent required pursuant to the Bank Term Sheet and the Certain Funds Provisions). In addition, the shares of the Target shall cease to be margin stock and the Borrower shall be in compliance with the margin regulations.

Interest:	At the Borrower’s option, the Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below), except that all swingline borrowings will accrue interest based only on the Base Rate:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below), calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (iii) LIBOR for an interest period of one-month beginning on such day plus 1%; provided that, in the case of loans under the Term Facilities, the Base Rate shall be deemed to be not less than 2.50% per annum.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the completion of a Successful Syndication (as defined in the Fee Letter), the Interest Period shall be one month and (ii) in the case of loans under the Term Facilities, LIBOR shall be deemed to be not less than 1.50% per annum. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, at the end of each three-month period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice (except for borrowings on the Closing Date) and will be in minimum amounts to be agreed upon.

C. Interest Margins

An amount per annum in accordance with the table set forth below:

	Base Rate Loans	LIBOR Loans
Tranche A Facility	2.75%	3.75%
Tranche B Facility	3.00%	4.00%
Revolving Facility	2.75%	3.75%

From and after the date on which the Borrower shall have delivered financial statements for the fiscal quarter ending at least three months after the Merger Closing Date, and so long as no default or event of default shall have occurred or be continuing, the Interest Margins with respect to the Tranche A Facility and the Revolving Facility will be determined in accordance with the leverage based grid attached as Exhibit C hereto.

Default Interest:	Automatically during the continuance of a payment default or bankruptcy or insolvency event or, at the election of the Required Lenders (as defined below) during the continuance of any other event of default, interest will accrue (a) in the case of principal or interest on any loan at a rate of 2.0% per annum plus the interest rate otherwise applicable to such loan and (b) in the case of any other outstanding amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate Revolving Loans and, in each case, will be payable on demand.

Unused Commitment Fees:	0.50% per annum on the unused amount of the commitments under the Revolving Facility (calculated on an actual/360-day basis), payable (i) quarterly in arrears and (ii) on the date of termination or expiration of the commitments.

From and after the date on which the Borrower shall have delivered financial statements for the fiscal quarter ending at least three months after the Merger Closing Date, and so long as no default or event of default shall have occurred or be continuing, the commitment fees with respect to the Revolving Facility will be determined in accordance with the leverage based grid attached as Exhibit C hereto.

Letter of Credit Fees:	The Borrower shall pay (calculated on an actual/360-day basis) quarterly in arrears (a) to the Issuing Bank for its own account a fronting fee equal to 0.25% per annum on the aggregate face amount of each Letter of Credit issued and (b) to the Lenders under the Revolving Facility a participation fee at a rate per annum equal to the applicable Interest Margin for LIBOR Revolving Loans on the aggregate undrawn amount of each such Letter of Credit. Other customary administrative, issuance, amendment and other charges shall be payable to the Issuing Bank for its own account.

Upfront Fee/OID:	The Tranche A Loans shall be issued with upfront fees or original issue discount (“OID”) payable pro rata to the Lenders thereunder equal to 1.00% of the aggregate principal amount thereof payable to such Lenders out of the proceeds of loans under the Tranche A Facility funded on the Closing Date.

The Tranche B Loans shall be issued with upfront fees or OID payable pro rata to the Lenders thereunder equal to 1.00% of the aggregate principal amount thereof payable to such Lenders out of the proceeds of loans under the Tranche B Facility funded on the Closing Date.

The Revolving Loans shall be issued with upfront fees or OID payable pro rata to the Lenders thereunder equal to 1.00% of the aggregate principal amount thereof payable to such Lenders on the Closing Date.

Optional Prepayments and Commitment Reductions:	The Borrower may prepay, in whole or in part, the Facilities, together with any accrued and unpaid interest, with prior notice but without premium or penalty (other than any breakage or redeployment costs) and in minimum amounts to be agreed. Voluntary reductions to the unutilized commitments of the Revolving

Facility may be made from time to time by the Borrower without premium or penalty.

Mandatory Prepayment:	The Facilities shall be prepaid in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of assets of the Borrower or any of its subsidiaries after the Closing Date, other than sales of inventory in the ordinary course of business and other baskets and exceptions to be agreed and other than amounts reinvested in assets to be used in the Borrower’s business within 12 months of such disposition (or if committed to be reinvested within such 12 months, reinvested within 18 months of such disposition), (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, subject to baskets and exceptions to be agreed and the same reinvestment rights as are applicable to asset dispositions, (c) 100% of the net proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or disqualified capital stock after the Closing Date, other than debt permitted under the Financing Documentation, and (d) 50% of “Excess Cash Flow” (as defined in Exhibit D hereto) of the Borrower and its subsidiaries, subject to step-downs to based on leverage ratios to be agreed; provided that (i) any voluntary prepayments of loans, other than prepayments funded with the proceeds of indebtedness, equity issuances or other proceeds that would not be included in consolidated net income shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis and (ii) the Borrower will not be required to make a payment under this clause (d) with excess cash flow attributable to foreign subsidiaries if the repatriation of such funds from foreign subsidiaries at any time during the fiscal year in which such payment is due would cause adverse consequences from fees, taxes or similar impositions from governmental authorities to the Borrower (excluding one-time repatriation holidays that would not cause adverse consequences from fees, taxes or similar impositions from governmental authorities).

In the event the Borrower fails to consummate the Merger on or prior to the Termination Date, the Borrower shall be required to promptly prepay the outstanding Terms Loans in an aggregate principal amount equal to $150,000,000.

Application of Prepayments:	Optional and mandatory prepayments of the Term Facilities will be applied to the Tranche A Facility and the Tranche B Facility on a pro rata basis, except as set forth below. Until the Tranche A Facility has been repaid in full, Lenders under the Tranche B Facility may decline any prepayment, whereupon such amount shall be applied to the Tranche A Facility; once the Tranche A Facility has been repaid in full, Lenders under the Tranche B Facility may not decline any prepayment.

Within each Term Facility, prepayments will be applied to scheduled amortization payments (i) in the case of optional prepayments, as directed by Borrower and (ii) in the case of mandatory prepayments, on a pro rata basis.

Notwithstanding the foregoing, when there are no longer outstanding Term Loans, mandatory prepayments will be applied first to prepay outstanding Revolving Loans and second to cash collateralize outstanding Letters of Credit (without a corresponding reduction in commitments).

Incremental Facilities:	The Financing Documentation will permit the Borrower to add one or more term loan facilities to the Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate principal amount of up to $100,000,000 (to be allocated among any Incremental Facility as the Borrower may elect); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants set forth below would be satisfied, in each case, on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility, (iv) any Incremental Revolving Facility shall be on terms (other than pricing) and documentation substantially similar to the Revolving Facility (or otherwise reasonably acceptable to the Lead Arranger and the Administrative Agent), (v) the loans under any Incremental Revolving Facility will mature no earlier than the Revolving Maturity Date, (vi) any Incremental Revolving Facility shall have no scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date; (vii) the maturity date of any such Incremental Term Facility shall be no earlier than the Tranche A Maturity Date or the Tranche B Maturity Date, whichever is shorter, (viii) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Tranche B Facility, (ix) the interest margins for the Incremental Facility shall be determined by the Borrower and the lenders of the Incremental Facility; provided that in the event that the interest margins for any Incremental Facility are greater than 50 basis points plus the Interest Margins for the Tranche B Facility, then the Interest Margins for the Tranche B Facility shall be increased to the extent necessary so that the Interest Margins for the Tranche B Facility plus 50 basis points are equal to the interest margins for the Incremental Facility; provided, further, that in determining the Interest Margins applicable to the Tranche B Facility and the Incremental

Facility, (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Tranche B Facility or lenders under the Incremental Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Tranche B Facility or to one or more arrangers (or their affiliates) of the Incremental Facility shall be excluded, (x) if any LIBOR floors or Base Rate floors applicable to any Incremental Facility are higher than the LIBOR floor and Base Rate floor applicable to the Term Facilities, then such floor for the Term Facilities shall be increased by such excess, (xi) each Incremental Facility may be secured by a pari passu lien on the Collateral securing the Term Facilities in each case on terms reasonably satisfactory to the Lead Arranger and the Administrative Agent and (xii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Facilities (except to the extent permitted by clause (vii) or (ix) above), they shall be reasonably satisfactory to the Lead Arranger and the Administrative Agent. The banks, financial institutions and other institutional lenders party to any Incremental Facility shall be reasonably acceptable to the Lead Arranger, the Administrative Agent and the Borrower. In addition, the banks, financial institutions and other institutional lenders party to any Incremental Facility will become Lenders in connection therewith.

Conditions Precedent to Funding:	Conditions precedent to the initial borrowing under the Facilities shall be limited to the Specified Conditions.

Conditions Precedent to All Extensions of Credit:	Conditions precedent to each borrowing under the Facilities following the funding under the Revolving Facility on the Closing Date shall be limited to: (a) delivery to the Administrative Agent of a notice of borrowing; (b) the absence of any default or event of default at the time of, and after giving effect to, such borrowing; (c) the accuracy in all material respects of the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and after giving effect to, such borrowing (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date); and (d) there being no legal bar to the Lenders making the loan or issuance.

Representations and Warranties:	Representations and warranties applicable to the Borrower and its subsidiaries in form and substance customary and usual for financings of this kind, and limited to (subject to customary and other exceptions or qualifications to be agreed): corporate existence; corporate power and authority; non-contravention and enforceability of the Financing Documentation; no conflicts with law or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information); no material adverse change; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; accuracy and completeness of disclosure, absence of undisclosed liabilities; consents; ownership of property; no liens; intellectual property; Patriot Act and anti-terrorism law compliance; subsidiaries; status as senior debt; no material litigation; inapplicability of the Investment Company Act of 1940; solvency on a consolidated basis; payment of taxes and other obligations; no default or event of default; and validity, priority and perfection of the liens on and security interest in the Collateral.

Affirmative Covenants:	Affirmative covenants in form and substance customary and usual for financings of this kind, applicable to the Borrower and its subsidiaries, and limited to (subject to certain baskets and customary thresholds, qualifications and/or exceptions to be negotiated and reflected in the Financing Documentation): delivery of unaudited quarterly and audited annual financial statements, accountants’ letters, reports to shareholders, notices of defaults, litigation and other material events, annual budgets, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of appropriate and adequate insurance; use of proceeds; preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; visitation and inspection rights; keeping of proper books and records; maintenance of properties; performance of material contracts; further assurances (including, without limitation, with respect to security interests in after-acquired property); commercially reasonable efforts to maintain the Ratings (but not to maintain a specific rating); consummate the Merger as promptly as possible and after the Merger promptly repay all loans from the Target; and, within ninety (90) days after the Closing Date, obtaining interest rate protection for not less than 50% of the Term Facilities, in form and with parties reasonably acceptable to the Lead Arranger and the Administrative Agent and for a period of three years; in each case on terms reasonably satisfactory to the Lead Arranger and the Administrative Agent.

Negative Covenants:	Negative covenants in form and substance customary and usual for financings of this kind, applicable to the Borrower and its subsidiaries, and limited to (subject to certain baskets and customary thresholds, qualifications and/or exceptions to be negotiated and reflected in the Financing Documentation):

1. Limitations on liens and further negative pledges.

2. Limitations on sale-leaseback transactions.

3.       Limitations on debt (including, without limitation, guaranties and other contingent obligations in respect of debt, and including the subordination of all intercompany indebtedness of loan parties on terms reasonably satisfactory to the Lenders).

4.       Limitations on mergers, consolidations and acquisitions; provided that a permitted acquisitions basket will allow the Borrower to make acquisitions during the term of the credit agreement which shall not exceed (x) a dollar cap to be agreed plus (y) an additional dollar cap to be agreed for acquisition consideration consisting solely of common capital stock of the Borrower or funded solely from the net cash proceeds received from the issuance of capital stock of the Borrower provided that any permitted acquisition shall be subject to pro forma compliance with each of the financial covenants, and other customary conditions to be agreed.

5. Limitations on sales, transfers and other dispositions of assets.

6. Limitations on loans and other investments.

7. Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8. Limitations on restrictions affecting ability of subsidiaries to pay dividends, make distributions, make loans, transfer assets or enter into agreements with negative pledge clauses.

9. Limitations on transactions with affiliates on a non-arms length basis.

10. Limitations on issuances of disqualified capital stock.

11.     Limitations on (i) the nature of their business, (ii) changes to accounting policies or independent accountants unless reasonably approved by the Administrative Agent or such successor firm is a nationally recognized accounting firm or (iii) changes to fiscal year.

12. No modification or waiver of charter documents of the Borrower and its subsidiaries or material agreements in a manner materially adverse to the Lenders.

13. Limitation on (i) the prepayment, redemption or repurchase of subordinated debt and (ii) modification or waiver of subordinated debt documents in a manner materially adverse to the Lenders.

Financial Covenants:	Financial covenants applicable to the Borrower and its subsidiaries, consisting of (in each case, to be defined):

• maintenance of a maximum leverage ratio as of the end of each fiscal quarter (funded debt to EBITDA);

• maintenance of a minimum fixed charge coverage ratio as of the end of each fiscal quarter (EBITDA to fixed charges).

The financial covenants will commence as of the fiscal quarter ending on or about March 31, 2010 and initially be set using an approximately 25% cushion in EBITDA from the base case model provided to the Lead Arranger by the Borrower prior to the date of the Commitment Letter and will be calculated on a consolidated basis for the Borrower for each consecutive four fiscal quarter period.

For purposes hereof, “EBITDA” and “Fixed Charges” are defined as set forth in Exhibit D hereto.

Events of Default:	Events of default in form and substance customary and usual for financings of this kind, and limited to (subject to thresholds and/or grace periods to be negotiated and reflected in the Financing Documentation): failure to pay principal when due or interest or other amounts within a specified grace period (to be determined)

after the same becomes due; breach of representations or warranties (in any material respect) or covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity or impairment of Financing Documentation, Collateral, guarantees or subordination provisions (of subordinated debt); change of control; and standard ERISA defaults.

Expenses and Indemnity:	The Borrower shall pay or reimburse all reasonable out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Collateral Agent incurred in connection with the syndication of the Facilities and with the preparation, negotiation, execution and delivery of the Financing Documentation and any security arrangements in connection therewith, including without limitation, the reasonable out-of-pocket fees and disbursements of counsel. You further agree to pay (i) all reasonable out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Collateral Agent (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the Financing Documentation and (ii) all out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent, the Collateral Agent, the Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with enforcement of any rights and remedies under the Financing Documentation.

The Borrower will indemnify the Lenders, the Commitment Party, the Lead Arranger, the Administrative Agent, the Collateral Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred primarily from the gross negligence, bad faith or willful misconduct of such person; provided further, that none of the Borrower, the Lead Arranger, the Administrative Agent or any Lender shall be liable for any special, indirect, consequential or punitive damages.

Defaulting Lenders:	The Financing Documentation shall contain customary provisions relating to “defaulting” Lenders, including without limitation that: (a) the unused commitment fees shall cease to accrue on the commitments of “defaulting” Lenders; (b) the commitment of “defaulting” Lenders shall not generally be counted in matters requiring Lender votes; (c) if any letter of credit exposure or swingline exposure exists, (i) so long as the total revolving credit exposures of the non “defaulting” Lenders would not be exceeded as a result thereof, the letter of credit and swingline exposures of the “defaulting” Lenders shall be reallocated among non “defaulting” Lenders in accordance with their pro-rata commitment caps and (ii) solely to the extent that the reallocation described in clause (i) cannot, or can only partially, be effected, the Issuing Bank shall not be required to issue any additional Letters of Credit and the swingline Lender shall not be required to make any swingline Loan unless the Borrower shall cash collateralize the remaining letter of credit exposure (after the application of clause (i) above), or in the case of the swingline exposure, prepay or cash collateralize the remaining swingline exposure (after the application of clause (i) above) of all “defaulting” Lenders; (d) any payments which would otherwise be payable to any “defaulting” Lenders will be adjusted as appropriate pursuant to mechanisms to be set forth in the Financing Documentation; (e) the Borrower shall have the right to replace a “defaulting” Lender with an otherwise qualifying lender pursuant to a customary Lender replacement provision; and (f) in the event a “defaulting” Lender fails to fund its share of any borrowing, the non “defaulting” Lenders shall fund their pro rata shares of the total requested borrowing (subject to availability of their commitments).

Waivers and Amendments:	Amendments and waivers of the provisions of the Financing Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Facilities (the “Required Lenders”); provided that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees (other than the waiver of default interest); (iii) extensions of scheduled amortization or the final maturity date and (iv) releases of all or substantially all of the Collateral or all or substantially all of the guarantees; (b) the consent of all of the Lenders shall be required with respect to (x) modification of the voting percentages (or any of the applicable definitions related thereto) and (y) modifications to the pro rata provisions; (c) the consent of the Lenders holding not less than a majority of any class of loans under the Facilities shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects another class; and (d) the consent of the Lenders holding not less than a majority of the loans and commitments under the Revolving Facility shall be required with respect to any amendments, modifications or waivers of any condition precedent to any extension of credit under the Revolving Facility.

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Facilities. Assignments will require payment of an administrative fee to the Administrative Agent and, except for an assignment to an existing Lender or an affiliate of an existing Lender, the consent of the Lead Arranger and the Administrative Agent and the Borrower (such consent not to be unreasonably withheld or delayed by the Borrower); provided that no consent of the Borrower shall be required (i) for an assignment to an existing Lender or an affiliate of an existing Lender, (ii) during an event of default, or (iii) in connection with the achievement of a Successful Syndication consistent with the Commitment Letter. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Facilities (except as to certain basic issues).

Yield Protection; Taxes and Other Deductions:	The Financing Documentation will contain customary provisions for facilities of this kind including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality, and requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income and franchise taxes in the jurisdiction of a Lender’s applicable lending office and other customary excluded taxes).

Governing Law:	The State of New York. Each party to the Financing Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead Arranger:	Skadden, Arps, Slate, Meagher & Flom LLP.

EXHIBIT B

CONDITIONS PRECEDENT

$425,000,000 SENIOR SECURED CREDIT FACILITIES2

Subject to the Certain Funds Provisions, the commitments of the Lenders in respect of the Facilities and the closing and the initial extension of credit thereunder will be subject to satisfaction of the conditions set forth in the second and third paragraphs of Section 1 of the Commitment Letter and those set forth below:

(a) Consummation of the Tender Offer. The Lead Arranger acknowledges and agrees that the copy of the Acquisition Agreement delivered to the Lead Arranger on October 2, 2010 at 9:49 a.m., New York time, together with the schedules and exhibits attached thereto, have been reviewed and are satisfactory to the Lead Arranger. The Tender Offer shall be consummated concurrently with the initial funding of the Facilities in compliance with law in all material respects and in accordance with the Acquisition Agreement in all material respects, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price or structure of the Acquisition) that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent of the Lead Arranger and the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) (it being understood that the acquisition of less than 90% of the capital stock of the Target pursuant to the Tender Offer shall be permitted so long as (x) a sufficient number of shares are acquired pursuant to the Tender Offer such that, upon exercise of the Top-Up Option (as defined in the Acquisition Agreement) in accordance with the Acquisition, the Borrower would own at least 90% of the capital stock of the Target or (y) the Borrower acquires board control of the Target, ownership of at least 49.9% of the outstanding voting capital stock of the Target and proxies to vote additional voting capital stock of the Target in favor of the Merger such that the Borrower will be able to vote a majority of the outstanding voting capital stock of the Target in favor of the Merger) . On the Closing Date, the Borrower shall have furnished to the Administrative Agent and the Lead Arranger reasonably detailed calculations of the Blocked Amount (as defined below) as of the Closing Date (after giving effect to the consummation of the Tender Offer and the payments to be made in connection therewith) and shall certify that the remaining commitment under the Revolving Facility (after the reductions thereto on the Closing Date) and cash on hand of the Borrower, the Target and their respective subsidiaries shall equal or exceed the Blocked Amount. As used herein, “Blocked Amount” means the aggregate cash consideration (after giving effect to any purchase of shares pursuant to the Tender Offer) required to consummate the Merger in accordance with the Acquisition Agreement at such time.

(b) Refinancing. Immediately following the Closing Date, the Refinancing, if any, shall be consummated and neither the Borrower nor any of its subsidiaries (excluding the Target and its subsidiaries) shall have any indebtedness under its existing credit facility with Bank of

[2]	Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

America, as amended or any other credit or debt facility (and the Lead Arranger and the Administrative Agent shall have received reasonably satisfactory evidence thereof). The Lead Arranger and the Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of reasonable arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Financing Documentation. Immediately following the Closing Date, neither the Borrower nor any of its subsidiaries (excluding the Target and its subsidiaries) shall have any indebtedness or disqualified preferred equity, other than as set forth in the Commitment Letter, existing capital leases, intercompany debt, purchase money debt, and other exceptions to be reasonably agreed by the Lead Arranger.

(c) Consents/Compliance with Laws. All necessary material governmental and third party consents and approvals required to be obtained under the Acquisition Agreement shall have been obtained and be effective and all applicable waiting periods shall have expired without any adverse action being taken by any competent authority.

(d) Fees and Expenses. All accrued reasonable, documented out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses and the reasonable fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Lead Arranger and the Lenders pursuant to the Commitment Letter and the Fee Letter shall have been paid.

(e) Financial Statements; Pro Formas. The Lead Arranger has received, reviewed and is satisfied with (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for each of the 2007, 2008 and 2009 fiscal years and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the (x) Borrower for the quarters ending on December 27, 2009, March 28, 2010 and June 27, 2010 and (y) Target for the quarters ending on April 4, 2010 and July 4, 2010. The Lead Arranger shall have received (i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the 2010 fiscal year ending after July 2010 and more than 45 days prior to the Closing Date, the unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Target for such fiscal quarter, for the period elapsed from the beginning of the 2010 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (ii) a pro forma consolidated balance sheet and related statements of income and cash flows for the Borrower, for the latest twelve-month period ended with the latest period covered by the quarterly financial statements received by the Lead Arranger, after giving effect to the Transactions and (iii) the pro forma forecasts of the financial performance of the Borrower and its subsidiaries, (x) on an annual basis, through the Term Loan Maturity Date and (y) on a quarterly basis, through the first year following the Closing Date (it being understood that the pro forma forecasts delivered to the Lead Arranger on October 1, 2010 have been reviewed and are satisfactory to the Lead Arranger).

(f) Patriot Act. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(g) Miscellaneous Closing Conditions. The Lenders under each Facility shall have received customary opinions of counsel for the Borrower and the Guarantors and of domestic local counsel, as the case may be, and customary notices, corporate resolutions, certificates and closing documentation (including, but not limited to, a solvency certificate with respect to the Borrower).

(h) Collateral. (i) The Collateral Agent shall have a perfected security interest in and lien on all assets required to be granted to the Collateral Agent as set forth in the Term Sheets under the heading “Collateral”, subject to the terms of the Certain Funds Provisions (ii) all uniform commercial code filings, recordations and searches necessary or reasonably desirable in connection with such liens and security interests shall have been duly made, and (iii) all uniform commercial code recording fees and taxes, if any, shall have been duly paid. The Lead Arranger shall have received the results of reasonably recent uniform commercial code lien searches in each relevant jurisdiction with respect to the Borrower and each of the Guarantors, and such search results shall reveal no liens on any assets of the Borrower and each of the Guarantors except for customary and other permitted liens under the Financing Documentation and liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Lead Arranger (it being understood and agreed that the Target shall terminate and cause the release of all liens on the Target’s assets granted in favor of Wells Fargo, N.A. in connection with the Target’s standby letters of credit for its corporate headquarters and its voluntary disability insurance policy other than cash collateral in a customary amount). The Collateral Agent shall have received endorsements naming the Collateral Agent, on behalf of the applicable Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its domestic subsidiaries (excluding the Target and its subsidiaries) forming part of the Collateral. This clause (h) shall be subject to the terms of the Certain Funds Provisions.

(i) Specified Representations. The Acquisition Agreement Representations (subject to the terms of the Certain Funds Provisions) and the Specified Representations shall be true and correct in all material respects (except for those qualified as to materiality or a material adverse effect, which shall be true and correct in all respects).

EXHIBIT C

PRICING GRID FOR TRANCHE A TERM LOANS, REVOLVING LOANS

AND SWINGLINE LOANS

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee
I	4.25%	3.25%	0.750%
II	4.00%	3.00%	0.625%
III	3.75%	2.75%	0.500%
IV	3.50%	2.50%	0.375%
V	3.25%	2.25%	0.250%

So long as no default or event of default has occurred and is continuing, the interest margin for Tranche A Term Loans, Revolving Loans and Swingline Loans and the Commitment Fee shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, based on changes in the consolidated leverage ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three business days after the date on which the relevant financial statements are delivered to the Lenders pursuant to the credit agreement and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in the credit agreement, then, until the date that is three business days after the date on which such financial statements are delivered, the highest rate set forth in each column of the grid set forth above shall apply. On each Adjustment Date, the interest margin for Tranche A Term Loans, Revolving Loans and Swingline Loans and the Committee Fee shall be adjusted to be equal to the interest margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the consolidated leverage ratio for the relevant period is greater than 3.25 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the consolidated leverage ratio for the relevant period is less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the consolidated leverage ratio for the relevant period is less than or equal to 2.75 to 1.00 but greater than 2.00 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the consolidated leverage ratio for the relevant period is less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00.

“Pricing Level V” shall exist on an Adjustment Date if the consolidated leverage ratio for the relevant period is less than or equal to 1.00 to 1.00.

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EXHIBIT D

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under generally accepted accounting principles in the United States as in effect as of the date of this Credit Agreement on a consolidated balance sheet of such Person and its Subsidiaries but excluding (a) expenditures financed with any Reinvestment Deferred Amount, (b) expenditures made in cash to fund the purchase price for assets acquired in Permitted Acquisitions or incurred by the Person acquired in the Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition and (c) expenditures made with cash proceeds from any issuances of Capital Stock of any Group Member or contributions of capital made to the Borrower.

“Capital Lease Obligations as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States as in effect as of the date of this Credit Agreement and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with generally accepted accounting principles in the United States as in effect as of the date of this Credit Agreement.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expense for such period, (v) all nonrecurring cash expenses and charges, including any restructuring charges and any losses on related sales of personal and real property incurred in connection with the closure of any operational facilities of the Borrower and its Subsidiaries for such period, (vi) non-cash purchase accounting adjustments, (vii) customary costs and expenses incurred in connection with the Transactions, (viii) all customary costs and expenses incurred or paid in connection with Investments (including Permitted Acquisitions) whether or not such Investment is consummated, (ix) all customary costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or issuance of Capital Stock, (x) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and (xi) the aggregate net loss on the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, and less (b) the following to

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the extent added in calculating such Consolidated Net Income (A) all interest income for such period, (B) all income tax benefits included in Consolidated Net Income for such period, (C) non-cash purchase accounting adjustments, (D) the aggregate net gain from the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, all as determined on a consolidated basis and (E) all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case assuming the repayment of Indebtedness in connection therewith occurred as of the first day of such Reference Period and (y) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (2) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $3,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $3,000,000. The Borrower and the Lead Arranger agrees that Consolidated EBITDA of the Borrower (A) for the fiscal quarter ending March 28, 2010 shall be an amount to be mutually agreed and (B) for the fiscal quarter ending June 27, 2010 shall be an amount to be mutually agreed.

“Consolidated Fixed Charge Coverage Ratio”: for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding the Revolving Loans), (c) income taxes paid in cash during such period, (d) Capital Expenditures paid in cash during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of any Indebtedness incurred during such period or any prior period to finance such expenditures), and (e) Restricted Payments in respect of the capital stock of the Borrower paid in cash during such period.

“Consolidated Funded Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP excluding (a) Indebtedness of the type described in clause (f) of the definition of such term, except to the extent of any unreimbursed drawings thereunder and (b) Indebtedness of the type described in clause (g) of the definition of such term.

“Consolidated Interest Expense”: for any period, the excess of (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing), determined in accordance with GAAP, over (b) income (net of costs) and net costs under Hedge Agreements in respect of interest rates to the extent such net income is allocable to such period

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in accordance with GAAP, but excluding, to the extent related to the Transactions, debt issuance costs and debt discount or premium, properly classified as an interest expense under GAAP

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), its Organizational Documents or Requirement of Law applicable to such Subsidiary.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions (excluding (x) the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period to the extent such repaid amounts may not be reborrowed) and (y) any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), (vi) Restricted Payments made by any Group Member in cash to a Person other than another Group Member, (vii) customary fees, expenses or charges paid in cash related to any permitted Investments (including Permitted Acquisitions) and Dispositions permitted under Section 8.5 hereof and (viii) any premium paid in cash during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder.

**	Any terms used but not otherwise defined in this Exhibit D or in the Commitment Letter shall be defined in the Financing Documentation.

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